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                                                                  Exhibit (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Common Stock. The Offer is made solely by the Offer to Purchase dated March 22, 2002 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all Holders. The Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or others laws of such jurisdiction. In any state or jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by UBS Warburg or one or more registered brokers or dealers licensed under the laws of such state or jurisdiction.

                      Notice of Offer to Purchase for Cash
                 All of the Outstanding Shares of Common Stock
                                       of
                       Associated Materials Incorporated
                                       at
                              $50.00 Net Per Share
                                       by
                            Simon Acquisition Corp.
                      A Direct Wholly Owned Subsidiary of
                       Associated Materials Holdings Inc.
                 (Formerly Known As Harvest/AMI Holdings Inc.)

Simon Acquisition Corp., a Delaware corporation (the "Purchaser"), and a direct wholly owned subsidiary of Associated Materials Holdings Inc. (formerly known as Harvest/AMI Holdings Inc.), a Delaware corporation ("Parent"), is offering to purchase all of the outstanding shares of Common Stock (the "Common Stock"), par value $0.0025 per share, of Associated Materials Incorporated, a Delaware corporation (the "Company"), at a price of $50.00 per share of Common Stock, net to the seller in cash, without interest thereon (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase dated March 22, 2002 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as they may be amended and supplemented from time to time, together constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 18, 2002 UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of shares of Common Stock (together with any shares of Common Stock owned by Parent, the Purchaser or any of their respective subsidiaries at the purchase date) which constitutes at least a majority of the shares of Common Stock issued and outstanding on a fully diluted basis at the purchase date (the "Minimum Condition"), (2) the expiration or termination
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of any applicable waiting periods under the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended (the "HSR Act"), and (3) the receipt by the Purchaser of debt financing as described in the Agreement and Plan of Merger, dated as of March 16, 2002 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Offer is also conditioned upon the satisfaction of certain other terms and conditions described in Section 14 of the Offer to Purchase.

The Offer is being made pursuant to the Merger Agreement. The Merger Agreement provides that, upon consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware law, the Purchaser will be merged with and into the Company (the "Merger"). Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and become a wholly owned subsidiary of Parent and the separate corporate existence of the Purchaser will cease. At the Effective Time, except for (i) shares of Common Stock which are owned by the Company or any subsidiary of the Company or otherwise held in the treasury of the Company, or by Parent, the Purchaser or any other subsidiary of Parent (other than shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties), all of which shall automatically be canceled and retired and cease to exist and none of which shall receive any payment with respect thereto and (ii) shares of Common Stock held by any person who has the right to demand, and who properly demands, an appraisal of such shares of Common Stock in accordance with Delaware law, each share of Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash, without interest thereon, equal to the Offer Price. The Merger Agreement is more fully described in
Section 11 of the Offer to Purchase. Under Delaware law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the issued and outstanding shares of Common Stock, the Purchaser will be able to approve and effect the Merger without a vote of the Company's stockholders ("Holders"). If, however, the Purchaser does not acquire at least 90% of the issued and outstanding shares of Common Stock, pursuant to the Offer or otherwise, a vote of Holders to effect the Merger is required under Delaware law and a longer period of time will be required to effect the Merger as described in Section 11 of the Offer to Purchase.

Parent and the Purchaser have also entered into a Tender and Voting Agreement (the "Tender Agreement"), dated as of March 16, 2002, with William W. Winspear (the "Stockholder") who beneficially owns, in the aggregate, 3,097,242 shares of Common Stock. The shares of Common Stock beneficially owned by the Stockholder represent approximately 42% of the issued and outstanding shares of Common Stock on a fully diluted basis. The Stockholder has agreed to tender in the Offer such shares of Common Stock and vote that portion of such shares of Common Stock which he is entitled to vote in favor of the transactions contemplated by the Merger Agreement. The Tender Agreement is more fully described in Section 11 of the Offer to Purchase.

The Board of Directors of the Company has unanimously (i) determined that the terms of each of the Merger Agreement, the Offer and the Merger are fair to, and in the best interests of, the Company and Holders and declared that the Offer and the Merger are advisable, (ii) approved the Offer, the Merger and the Merger Agreement, (iii) approved the Tender Agreement for purposes of Delaware law and
(iv) recommended that the Holders accept the Offer, tender their shares of Common Stock pursuant to the Offer and adopt the Merger Agreement.
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Holders whose shares of Common Stock are registered in their own name and who tender directly to The Bank of New York, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares of Common Stock pursuant to the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) shares of Common Stock validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such shares of Common Stock. On the terms and subject to the conditions of the Offer, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor as soon as practicable after the Expiration Date (as defined below), with the Depositary which will act as agent for tendering Holders for the purpose of receiving payments from the Purchaser and transmitting payments to such tendering Holders whose shares of Common Stock have been accepted for payment. In all cases, payment for shares of Common Stock accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such shares of Common Stock or timely confirmation of a book-entry transfer of such shares of Common Stock into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a copy thereof), properly completed and duly executed with any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required to be included with the Letter of Transmittal under the terms and subject to the conditions of the Letter of Transmittal and the Offer to Purchase. Under no circumstances will interest on the Offer Price be paid by the Purchaser, regardless of any delay in making such payment or extension of the Expiration Date. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Thursday, April 18, 2002, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement) and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement and to the applicable rules and regulations of the Commission and applicable law, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the events specified in Section 14 of the Offer to Purchase, by giving notice of such extension to the Depositary and by making a public announcement thereof, provided, however, that without the consent of the Company, the Expiration Date may not be extended beyond May 16, 2002. During any such extension, all shares of Common Stock previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Holder to withdraw its shares of Common Stock. Subject to the terms of the Merger Agreement, the applicable rules and regulations of the Commission and applicable law, the Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such shares of Common Stock were theretofore accepted for payment, payment for, any shares of Common Stock if any applicable waiting period
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under the HSR Act has not expired or been terminated, (ii) to terminate the Offer on any scheduled expiration date and not accept for payment any shares of Common Stock if any of the conditions referred to in Section 14 of the Offer to Purchase are not satisfied or any of the events specified in Section 14 of the Offer to Purchase have occurred, and (iii) to waive any condition (other than the Minimum Condition) or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, provided, however, that, subject to the terms of the Merger Agreement, without the prior written consent of the Company, the Purchaser will not (and Parent will not cause the Purchaser to) decrease or change the form of consideration payable in the Offer or decrease the number of shares of Common Stock sought in the Offer, amend any term of the Offer in any manner adverse to the Holders, change any condition to the Offer, impose additional conditions to the Offer, waive the Minimum Condition or extend the Expiration Date beyond the initial Expiration Date of the Offer.

Pursuant to Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived, the Purchaser may, subject to certain conditions, include a subsequent offering period (a "Subsequent Offering Period") pursuant to which the Purchaser may add a period of between three and 20 business days to permit additional tenders of shares of Common Stock. Pursuant to the Merger Agreement, if the Minimum Condition has been satisfied and all other conditions to the Offer have been satisfied or waived but less than 90% of the shares of Common Stock on a fully diluted basis has been tendered on the Expiration Date, the Purchaser shall accept and purchase all shares of Common Stock tendered in the initial offer period and may amend the Schedule TO and notify Holders of the Purchaser's intent to provide a Subsequent Offering Period pursuant to Rule 14d-11 of the Exchange Act, as long as providing for the Subsequent Offering Period does not require the extension of the initial offer period under applicable rules and regulations of the Exchange Act, for tender of at least 90% of the shares of Common Stock, pursuant to Rule 14d-11 of the Exchange Act, for a period not to exceed 10 business days. If the Purchaser commences a Subsequent Offering Period, U.S. federal securities laws require the Purchaser to accept immediately for payment and to promptly pay for all shares of Common Stock tendered in any Subsequent Offering Period. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement, in the case of an extension of the Offer, by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes in the information published, sent or given to any Holders in connection with the Offer be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser has no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or as otherwise may be required by applicable law.

Except as otherwise provided below, tenders of shares of Common Stock made pursuant to the Offer are irrevocable except that such shares of Common Stock may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after May 20, 2002, or at such later time as may apply if the Offer is extended beyond that date


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(excluding any Subsequent Offering Period). If the Purchaser provides a
Subsequent Offering Period, no withdrawal rights will apply to shares of Common Stock tendered during such Subsequent Offering Period or to shares of Common Stock previously tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to shares of Common Stock must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares of Common Stock to be withdrawn, the number of shares of Common Stock to be withdrawn, and the name of the registered holder of the shares of Common Stock, if different from that of the person who tendered such shares of Common Stock. If certificates evidencing shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such shares of Common Stock have been tendered for the account of an Eligible Institution. Shares of Common Stock tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase may be withdrawn only by means of the withdrawal procedures made available by the Book-Entry Transfer Facility, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares of Common Stock and must otherwise comply with the Book-Entry Transfer Facility's procedures.


Withdrawals of tendered shares of Common Stock may not be rescinded without the Purchaser's consent and any shares of Common Stock properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. However, any shares of Common Stock properly withdrawn may be re-tendered at any time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

The receipt of cash for shares of Common Stock pursuant to the Offer or the Merger by a U.S. Holder (as defined in Section 3 of the Offer to Purchase) will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a U.S. Holder will recognize a gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount realized from the sale of shares of Common Stock and such U.S. Holder's adjusted tax basis in such shares of Common Stock. Assuming that the shares of Common Stock constitute a capital asset in the hands of the U.S. Holder, such gain or loss will be capital gain or loss. Holders are urged to consult their tax advisors with respect to the specific tax consequences of the Offer to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase.
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The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided the Purchaser with the Company's stockholder list and security position listings in respect of the shares of Common Stock for the purpose of disseminating the Offer to Purchase, the Letter of Transmittal and other relevant materials to Holders. The Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to holders of record of shares of Common Stock whose names appear on the Company's list of holders of shares of Common Stock and will be furnished, for subsequent transmittal to beneficial owners of shares of Common Stock, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's list of holders of the shares of Common Stock, or, where applicable, who are listed as participants in the security position listing of the Depository Trust Company.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below.

The Information Agent for the Offer is:

-----MORROW LOGO--------
445 Park Avenue, 5th Floor
New York, New York 10022
Call Collect: (212) 754-8000
Banks and Brokerage Firms Call: (800) 654-2468

Stockholders Please Call: (800) 607-0088
E-Mail: side.info@morrowco.com

The Dealer Manager for the Offer is:

UBS Warburg
667 Washington Blvd.
Stamford, CT 06901
Call Collect: (203) 719-8035

March 22, 2002